WESTVACO

Dear Fellow Shareholders:

We cordially invite you to join us at the 2000 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 22, 2000. The meeting will be held in the Astor Salon of the Waldorf Astoria Hotel, 301 Park Avenue at 48th Street, New York, New York. Whether or not you expect to attend the meeting, however, please sign, date, and promptly return the enclosed proxy.

This year our proxy material includes two proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; and FOR Proposal 2, the appointment of our independent accountants.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you sign, date and return the enclosed proxy promptly.

Sincerely,


John A. Luke, Jr.
Chairman, President and
Chief Executive Officer



WESTVACO                                  PROXY

Account Number       Common               Control Number


The Board of Directors recommends a vote FOR all nominees listed below, and FOR proposal 2.

                                  FOR            WITHHELD           FOR
1.  Election of Directors:   All Nominees   For All Nominees     All Except
    NOMINEES:  Samuel W. Bodman, III,  Dr. Thomas W. Cole, Jr., and
               Rudolph G. Johnstone, Jr.
   (Instructions: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through that nominee's name)

2.  Appointment of PricewaterhouseCoopers LLP     FOR     AGAINST     ABSTAIN
    as independent accountants for 2000.



The proxies are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, and FOR Proposal 2. Please date, sign, and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated.

                               Dated            ,2000
                               Signature




                       WESTVACO CORPORATION

Proxy Solicited on behalf of the Board of Directors of Westvaco Corporation. The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent and to vote all common stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the corporation to be held on February 22, 2000 and at any adjournment of such meeting.

           (Continued and to be signed on the reverse side)




                                                  REMINDER
WESTVACO

In the last few weeks you received proxy material which described the important matters to be voted upon at our 2000 Annual Meeting of Shareholders.

We ask for your support FOR Proposal 1, the election of directors; and FOR Proposal 2, the appointment of independent accountants. If you have not already done so, I hope that you will complete the enclosed card and return it in the enclosed self-addressed envelope.

Participation by our shareholders in the annual meeting process is a great strength for our company.

Sincerely,


John A. Luke, Jr.
Chairman, President and
Chief Executive Officer